FORM 3                                                                     -----------------------------
                                                                           OMB APPROVAL
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               U.S. SECURITIES AND EXCHANGE COMMISSION                     OMB Number: 3235-0104
                        WASHINGTON, D.C. 20549                             Expires: September 30, 1998
                                                                           Estimated average burden
       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             hours per response......0.5
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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


   Barger                           Donald G.                Jr.
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   (Last)                            (First)              (Middle)

   10990 Roe Avenue
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                                    (Street)

   Overland Park                       KS                   66211
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     12/15/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Yellow Corporation (YELL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Senior Vice President & Chief Financial Officer
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                                    500                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Option   10/25/01    10/24/10      Common Stock             6,250             $15.875           D
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Employee Stock Option   10/25/02    10/24/10      Common Stock             6,250             $15.875           D
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Employee Stock Option   10/25/03    10/24/10      Common Stock             6,250             $15.875           D
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Employee Stock Option   10/25/04    10/24/10      Common Stock             6,250             $15.875           D
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

            /s/ Donald G. Barger                            December 18, 2000
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        Signature of Reporting Person(1)                          Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)